Exhibit 4.03

CITIGROUP INC.

AND

THE BANK OF NEW YORK
(as successor-in-interest to JPMorgan Chase Bank, N.A.)

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 15, 2006

Supplemental to Indenture dated as of September 15, 2006
providing for the issuance of
Junior Subordinated Deferrable Interest Debentures

FIRST SUPPLEMENTAL INDENTURE, dated as of November 15, 2006 (the "First Supplemental Indenture"), between CITIGROUP INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a national banking association (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee (the "Trustee"), under the Indenture dated as of September 15, 2006 (as supplemented, the "Indenture"). Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Indenture.

WHEREAS, pursuant to Section 9.01(7) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Company and the Trustee desire to enter into this First Supplemental Indenture;

NOW, THEREFORE, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

The modifications in this Article One shall have no effect upon any series of Securities Outstanding on the date hereof but shall be applicable only to Securities issued after the date hereof.

Section 1.01 Section 13.5 shall be amended by deleting paragraph (c) in its entirety and substituting therefor the following:

"(c) The Company is not permitted to sell shares of common stock in excess of a number of shares of common stock to be specified pursuant to a Board Resolution, and set forth in an Officers’ Certificate for each series of Securities (in each case, the "Share Cap Amount"), for the purpose of satisfying Section 13.5(a) or otherwise paying Deferred Interest on the Securities of the relevant series then outstanding. If the issued and outstanding shares of common stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then each affected Share Cap Amount shall be correspondingly adjusted. The Company shall increase a Share Cap Amount (including through the increase of its authorized share capital, if necessary) to an amount that would allow the Company to raise sufficient proceeds to satisfy its obligations to pay Deferred Interest in full at the end of the first year of an Extended Interest Payment Period (and on each subsequent anniversary of the end of the first year of an Extended Interest Payment Period to the extent that an Extended Interest Payment Period would last more than one year), if a then-current Share Cap Amount would not allow the Company to raise sufficient proceeds to satisfy its obligations to pay Deferred Interest (including Compounded Interest to that date) assuming a price per share equal to the average trading price of the Company’s common shares over the ten-trading-day period preceding such date; provided that the Company will not be obligated to increase a Share Cap Amount above the maximum number of shares specified in the relevant Officers’ Certificate. Until the Tenth Deferral Anniversary, a Default will occur if the Company does not increase the relevant Share Cap Amount to an amount that is greater than the minimum number of shares specified in the relevant Officers’ Certificate when required to do so as described above; provided that no Default will occur if the Company has increased the relevant Share Cap Amount to the maximum number of shares specified in the relevant Officers’ Certificate."

ARTICLE TWO

Miscellaneous

Section 2.01 The Trustee accepts the modifications to Section 13.5 of the Indenture set forth in this First Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this First Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.02 Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall take effect on the date hereof.

Section 2.03 This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK, as Trustee, has caused this First Supplemental Indenture to be signed and acknowledged by one of its officers thereunto duly authorized, and its corporate seal to be affixed hereto, and the same to be attested by the signature of its Secretary or one of its Assistant Secretaries, all as of November 15, 2006.

CITIGROUP INC.

By:	/s/ Martin A. Waters
Name: Martin A. Waters
Title: Assistant Treasurer

Attest:

By:	/s/ Michael J. Tarpley

Corporate Seal

THE BANK OF NEW YORK, as Trustee

By:	/s/ Van K. Brown
Name: Van K. Brown
Title: Vice President

Attest:

By:	/s/ Robert A. Massimillo

Corporate Seal